Exhibit 10.6

FIRST AMENDMENT
TO
DIAMONDROCK HOSPITALITY COMPANY
DEFERRED COMPENSATION PLAN

A.	Pursuant to the authority reserved in Section 10.2(a) therein, the DiamondRock Company Deferred Compensation Plan, effective September 1, 2014 (the “Plan”), is hereby amended as follows:
1.Section 8.7 is hereby amended by adding the following sentence at the end thereof:
“Notwithstanding the foregoing, with respect to deferral of equity awards granted after December 31, 2014, dividend equivalents with respect to Company Stock may be credited to applicable Accounts in additional shares of Company Stock, or paid out currently in cash at such time or times when the Company pays dividends to its shareholders, as elected by each Participant in his or her deferral election.”

B.	Except as amended herein, the Plan is confirmed in all other respects.